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TOOTSIE ROLL INDUSTRIES, INC.                         7401 South Cicero Avenue
                                                      Chicago, IL 60629
                                                      Phone 773/838-3400
                                                      Fax 773/838-3534

PRESS RELEASE

STOCK TRADED: NYSE                            FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR                             TUESDAY, APRIL 18, 2000


     CHICAGO, ILLINOIS - APRIL 18, 2000 - Tootsie Roll Industries, Inc. announced today that it has signed an agreement to purchase the assets of Andes Candies, Inc. from Brach's Confections, Inc. Andes is a well known chocolatey mint particularly known for its green creme de menthe center layer.

     Melvin and Ellen Gordon, Chairman and President, respectively, of Tootsie Roll Industries, said, "We are excited about adding this well known brand to the Tootsie Roll Industries' family of products. The acquisition of Andes underscores our belief that strong brands will continue to contribute to the long term success of our company. We are especially pleased to be acquiring the manufacturing facility in Delavan, Wisconsin where we expect to continue to make the high quality candy products."

     Tootsie Roll Industries is one of the country's largest candy companies with headquarters in Chicago, operations in Tennessee, New York, Chicago, Massachusetts, Maryland, Mexico, and Canada, and sales in Europe, the Middle East, Central America, and the Pacific Rim. The company sells a variety of Tootsie Roll branded products such as Tootsie Rolls, Tootsie Pops, Caramel Apple Pops, Child's Play, Charms, Blow Pops, Blue Razz, Cella's Cherries, Mason Dots, Mason Crows, Junior Mints, Charleston Chew, Sugar Daddy, Sugar Babies and Fluffy Stuff Cotton Candy.

     Tootsie Roll products have been manufactured and sold in the United States since 1896 and have been a part of Americana for many generations. Andes Candies had 1999 sales of approximately $34 million. Tootsie Roll Industries' 1999 sales were over $396 million. For more information about Tootsie Roll Industries, visit the company's website on the Internet at: http//www.tootsie.com.

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